Exhibit 99

                         EXHIBIT TO ITEM 12 OF FORM 8-K


[LOGO]                              200 Washington Square North
CAPITOL BANCORP LIMITED             Lansing, MI 48933

                                    2777 East Camelback Road,
                                    Suite 375
                                    Phoenix, AZ 85016
                                    www.capitolbancorp.com

                                    Analyst Contact:    Michael M. Moran
                                                        Chief of Capital Markets
                                                        877-884-5662

                                    Media Contact:      Joal Redmond
                                                        Corporate Communications
                                                        602-977-3797

FOR IMMEDIATE DISTRIBUTION:

          CAPITOL BANCORP LIMITED ANNOUNCES RECORD 2003 SECOND QUARTER
      RESULTS WITH A 46% INCREASE IN EARNINGS TO $5.7 MILLION, AS EARNINGS
                       PER SHARE INCREASE 29% VERSUS 2002

LANSING, MICH., AND PHOENIX, ARIZ.: JULY 15, 2003: Today, Capitol Bancorp Limited (NYSE:CBC) reported second quarter 2003 record earnings per share (EPS) of $0.45 on a diluted basis, a 29 percent increase versus the $0.35 reported in the second quarter of 2002. Net earnings reached $5.7 million, up 46 percent from the same period in 2002, while total earnings for the first six months of 2003 exceeded $11 million, up 58 percent from the first half of 2002. Total assets grew to over $2.6 billion reflecting an annualized growth rate of 17 percent, and were up an identical 17 percent from the $2.2 billion at the end of the second quarter of 2002. Total deposits exceeded $2.2 billion at June 30, 2003, an 18 percent increase over June 30, 2002. Despite a sluggish national economy, total portfolio loans of $2.1 billion grew 10 percent year-over-year, reflecting management's continued attention to prudently building earning assets during these volatile times.

Commenting on the company's performance, Joseph D. Reid, chairman and CEO, said, "Our record second quarter results continue to validate the Capitol Bancorp operating model which focuses on steady growth through continued strong service and quality-oriented delivery at the community level, and by looking for opportunities to develop banks in new markets.

"We focus on responsible, well-managed growth. It takes diligence and determination to be consistent, and we believe we have the disciplines in place that enable us to respond to market conditions, allowing us to stay on course. Despite the combined impact of a sluggish economy and a low interest rate environment, our strong quarterly record earnings performance is testament to those disciplines, " said Reid.

RECORD QUARTERLY EARNINGS PERFORMANCE

Consolidated earnings reached another record quarterly level for Capitol Bancorp at $5.7 million, up 46 percent compared to the second quarter of 2002. An increase of more than 19 percent in net operating revenues when compared to
2002,  a  quarterly  record  of  $33.2  million,  was  fueled  by  an  expanding earning-asset  base,  a  steady  margin  and a  solid  52  percent  increase  in noninterest income. Even with a more than 17 percent increase in Capitol's outstanding share base year-over-year, from approximately 10.7 million to 12.6 million shares, reflecting minority interest consolidations at the affiliate level and a 550,000 share institutionally-directed private placement in mid-April 2003, Capitol Bancorp reported a 29 percent increase in diluted earnings per share.

RECORD SIX MONTH OPERATING RESULTS

For the six months ended June 30, 2003, net operating revenues of $64.7 million increased 21 percent when compared to the $53.5 million recorded in the comparable six-month period of 2002. Earnings of more than $11 million for the first half of 2003 reflect solid 58 percent growth when compared to the approximate $7 million generated in the corresponding 2002 period. On an EPS basis, Capitol Bancorp reported basic ($0.92) and diluted ($0.89) figures for the first six months of 2003 that were 23 percent and 22 percent, respectively, ahead of 2002's comparable period levels of $0.75 and $0.73. Continued improved operating leverage, as the 21 percent increase in net operating revenues easily outpaced the organization's 14 percent expansion in its operating expense base, contributed to Capitol Bancorp's solid six-month performance.

BALANCE SHEET

Capitol Bancorp's equity-to-asset ratio improved from 5.8 percent at June 30, 2002 to approximately 6.9 percent at June 30, 2003, while its total capital-to-assets ratio remains a healthy 10.5 percent. Reflecting the lingering effects of a softening economy and the often lagging implications on asset quality measures, both nonperforming loans and nonperforming assets have increased from year-end levels, but only modestly from March 31, 2003. Annualized consolidated net charge-offs of 0.31 percent through the first six months of 2003 are within the range experienced by the Corporation over the past 12-18 months, reflecting the normal ebb and flow of these ratios as loans move through the collection process. The Corporation's allowance for loan losses (as a percentage of total portfolio loans) at June 30, 2003 was 1.42 percent versus
1.45 percent at year-end 2002 and 1.39 percent at the end of last year's second quarter.

                                                                     Page 3 of 4
                             CAPITOL BANCORP LIMITED
                       SUMMARY OF SELECTED FINANCIAL DATA
                  (in $1,000s, except share and per share data)

                                                            THREE MONTHS ENDED JUNE 30                    SIX MONTHS ENDED JUNE 30
                                                            --------------------------                   --------------------------
                                                                2003           2002                          2003           2002
                                                            -----------    -----------                   -----------    -----------
CONDENSED STATEMENTS OF OPERATIONS:
     Interest income                                        $    41,087    $    38,561                   $    81,073    $    75,816
     Interest expense                                            13,121         14,140                        26,120         28,572
                                                            -----------    -----------                   -----------    -----------
            Net interest income                                  27,966         24,421                        54,953         47,244
     Provision for loan losses                                    1,826          2,684                         3,716          4,774
     Noninterest income                                           5,217          3,424                         9,746          6,222
     Noninterest expense                                         21,953         19,040                        43,109         37,833
     Income before federal income taxes                           8,905          6,064                        17,162         10,651

     Net income                                             $     5,694    $     3,913                   $    11,007    $     6,957
                                                            ===========    ===========                   ===========    ===========

PER SHARE DATA:
     Net income - basic                                     $      0.46    $      0.37                   $      0.92    $      0.75
     Net income - diluted                                          0.45           0.35                          0.89           0.73
     Book value at end of period                                  14.31          12.16                         14.31          12.16
     Common stock closing price at end of period            $     27.10    $     23.84                   $     27.10    $     23.84
     Common shares outstanding at end of period              12,567,000     10,705,000                    12,567,000     10,705,000
     Number of shares used to compute:
            Basic earnings per share                         12,347,000     10,685,000                    12,024,000      9,301,000
            Diluted earnings per share                       12,771,000     11,187,000                    12,409,000      9,541,000


                                                            2ND QUARTER    1ST QUARTER    4TH QUARTER    3RD QUARTER    2ND QUARTER
                                                                2003           2003           2002           2002           2002
                                                            -----------    -----------    -----------    -----------    -----------
CONDENSED STATEMENTS OF FINANCIAL POSITION:
     Total assets                                           $ 2,614,376    $ 2,540,289    $ 2,409,288    $ 2,347,594    $ 2,233,766
     Portfolio loans                                          2,083,985      2,052,157      1,991,372      1,958,820      1,897,776
     Deposits                                                 2,243,139      2,181,440      2,062,072      2,018,051      1,908,359
     Stockholders' equity                                       179,856        164,471        160,037        144,838        130,223
     Total capital                                          $   273,892    $   257,578    $   239,635    $   230,747    $   222,151

KEY PERFORMANCE RATIOS:
     Return on average assets                                      0.88%          0.86%          0.87%          0.78%          0.71%
     Return on average equity                                     13.23%         13.10%         14.27%*        13.47%**       12.20%
     Net interest margin                                           4.71%          4.71%          4.93%          4.90%          4.80%
     Efficiency ratio                                             66.16%         67.13%         64.19%         62.38%         68.38%

ASSET QUALITY RATIOS:
     Allowance for loan losses / portfolio loans                   1.42%          1.46%          1.45%          1.42%          1.39%
     Total nonperforming loans / portfolio loans                   1.28%          1.27%          1.15%          1.34%          1.23%
     Total nonperforming assets / total assets                     1.22%          1.20%          1.15%          1.28%          1.16%
     Net charge-offs (annualized) / average portfolio loans        0.46%          0.16%          0.59%          0.48%          0.24%
     Allowance for loan losses / nonperforming loans             110.24%        115.60%        126.49%        106.07%        112.87%

CAPITAL RATIOS:
     Shareholders' equity / total assets                           6.88%          6.47%          6.64%          6.17%          5.83%
     Total capital / total assets                                 10.48%         10.14%          9.95%          9.83%          9.95%

* As adjusted for East Valley Community Bank and Detroit Commerce Bank share exchanges consummated effective December 31, 2002. Also adjusted for Nevada Community Bancorp share exchange consummated effective January 17, 2003, as if it occurred December 31, 2002.
** As adjusted for Sunrise Capital Corporation and Indiana Community Bancorp Limited share exchanges consummated on September 30, 2002.


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                           FORWARD-LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INCLUDE EXPRESSIONS SUCH AS "EXPECTS", "INTENDS", "BELIEVES" AND "SHOULD" WHICH ARE NOT NECESSARILY STATEMENTS OF BELIEF AS TO THE EXPECTED OUTCOMES OF FUTURE EVENTS. ACTUAL RESULTS COULD MATERIALLY DIFFER FROM THOSE PRESENTED DUE TO A VARIETY OF INTERNAL AND EXTERNAL FACTORS. ACTUAL RESULTS COULD MATERIALLY DIFFER FROM THOSE CONTAINED IN, OR IMPLIED BY, SUCH STATEMENTS. CAPITOL BANCORP LIMITED UNDERTAKES NO OBLIGATION TO RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS OR REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS RELEASE.
--------------------------------------------------------------------------------

                         ABOUT CAPITOL BANCORP LIMITED

CAPITOL BANCORP LIMITED is a $2.6 billion community bank development company, with 29 individual bank charters operating in eight states. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital and mentors a community bank through its formative stages. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank's community. Capitol Bancorp Limited was founded in 1988 and has headquarters in Lansing, Mich. and Phoenix, Ariz. The company was named to FORTUNE magazine's 100 fastest-growing small public companies in the country in July 2003.

Capitol Bancorp's operations include the following banks and loan production offices (LPO):

                                                           Community
   IN ARIZONA:                                             ---------
         Arrowhead Community Bank                          Glendale
         Bank of Tucson                                    Tucson
         Camelback Community Bank                          Phoenix
         East Valley Community Bank                        Chandler
         Mesa Bank                                         Mesa
         Southern Arizona Community Bank                   Tucson
         Sunrise Bank of Arizona                           Phoenix
         Valley First Community Bank                       Scottsdale
         Yuma Community Bank                               Yuma

   IN CALIFORNIA:
         Bank of Escondido (proposed)                      Escondido
         Napa Community Bank                               Napa
         Sunrise Bank of San Diego                         San Diego
         Sunrise Bank - Orange County LPO                  Irvine

   IN GEORGIA:
         Sunrise Bank - Atlanta LPO                        Atlanta

   IN INDIANA:
         Elkhart Community Bank                            Elkhart
         Goshen Community Bank                             Goshen

   IN MICHIGAN:
         Ann Arbor Commerce Bank                           Ann Arbor
         Brighton Commerce Bank                            Brighton
         Capitol National Bank                             Lansing
         Detroit Commerce Bank                             Detroit
         Grand Haven Bank                                  Grand Haven
         Kent Commerce Bank                                Grand Rapids
         Macomb Community Bank                             Clinton Township
         Muskegon Commerce Bank                            Muskegon
         Oakland Commerce Bank                             Farmington Hills
         Paragon Bank & Trust                              Holland
         Portage Commerce Bank                             Portage

   IN NEVADA:
         Bank of Las Vegas                                 Las Vegas
         Black Mountain Community Bank                     Henderson
         Desert Community Bank                             Las Vegas
         Red Rock Community Bank                           Las Vegas

   IN NEW MEXICO:
         Sunrise Bank of Albuquerque                       Albuquerque

   IN TEXAS:
         Sunrise Bank - Dallas LPO                         Dallas
         Sunrise Bank - Houston LPO                        Houston

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